UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0630022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 Pitts Bay Road,

Pembroke, HM08, Bermuda

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/1,000th Interest in a 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share, Series A, par value $1.00 per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-222392

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of our 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Share, Series A, par value $1.00 and $25,000 liquidation preference per share (equivalent to $25.00 per depositary share) (the “Preference Shares”), of Athene Holding Ltd. (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preference Shares of the Registrant, reference is made to the information set forth under the headings “Description of Securities” and “Description of Depositary Shares” in the Registrant’s Prospectus and under the headings “Description of the Series A Preference Shares” and “Description of the Depositary Shares” in the Registrant’s Prospectus Supplement, dated June 5, 2019, to the Prospectus, dated January 3, 2018, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-222392), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Memorandum of Association of Athene Holding Ltd. (Incorporated by reference to the filing of such exhibit with the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2016 (File No. 333-211243).

3.2	Twelfth Amended and Restated Bye-laws of Athene Holding Ltd. (Incorporated by reference to the Current Report on Form 8-K of Athene Holding Ltd. (File No. 001-37963), as filed with the SEC on June 10, 2019).

3.3	Certificate of Designations of 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series A (Incorporated by reference to the Current Report on Form 8-K of Athene Holding Ltd. (File No. 001-37963), as filed with the SEC on June 10, 2019).

4.1	Form of Share Certificate evidencing 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series A (Incorporated by reference to the Current Report on Form 8-K of Athene Holding Ltd. (File No. 001-37963), as filed with the SEC on June 10, 2019).

4.2	Depositary Agreement, dated June 10, 2019, between the Company and Comptershare Inc. and Computershare Trust Company, N.A., collectively, and the holders from time to time of the Depositary Receipts (Incorporated by reference to the Current Report on Form 8-K of Athene Holding Ltd. (File No. 001-37963), as filed with the SEC on June 10, 2019).

4.3	Form of Depositary Receipt (Incorporated by reference to the Current Report on Form 8-K of Athene Holding Ltd. (File No. 001-37963), as filed with the SEC on June 10, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 14, 2019

Athene Holding Ltd.

By:	/s/ Martin P. Klein
Martin P. Klein
Executive Vice President and Chief Financial Officer

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